Exhibit 99.1

Conference Call: Dial-in number: Webcast / Replay URL:	Today, May 14, at 12:00 p.m. EDT 888/214-7594 and 415/537-1864 www.seracare.net

[LOGO] SeraCare Life Sciences, Inc.

News Announcement

SERACARE REPORTS Q2 REVENUE & EARNINGS

- Reiterates FY ‘03 Guidance: Sales of $25.4 Million and EPS of $0.29 -

OCEANSIDE, California, May 14, 2003 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), a provider of blood and plasma-based products and services for the biotech and pharmaceutical industries, today reported financial results for the fiscal 2003 second quarter and six-month periods ended March 31, 2003.

For the fiscal 2003 second quarter, sales declined 16.4% to $6.1 million, from $7.3 million during the same period last year. The decrease in sales is primarily attributable an abnormally large order from a customer in the year ago period. In line with the reduced sales, gross profit during the quarter declined 15.7% to $1.8 million from $2.2 million in the quarter ended March 31, 2002. Net income for the second quarter of fiscal 2003 was $0.79 million, or $0.10 per diluted share, compared to net income of $1.01 million, or $0.12 per diluted share, in the year-ago period. Earnings per share were based on 8.3 million diluted shares outstanding in each period.

On a sequential basis, sales in the second quarter increased 5.1% from $5.8 million in the fiscal 2003 first quarter. Net income increased 9.1%, sequentially in the second quarter ended March 31, 2003, from the fiscal 2003 first quarter.

Sales for the first six months of fiscal 2003 were $11.9 million compared with $13.7 million during the first half of fiscal 2002. Net income for the six months ended March 31, 2003 declined approximately 17.8% to $1.5 million, or $0.18 per diluted share, compared to net income of $1.8 million, or $0.22 per diluted share, during the same period last year. Earnings per share were based on 8.3 million and 8.2 million diluted shares outstanding for the first half of fiscal 2003 and fiscal 2002, respectively.

SeraCare’s cash and cash equivalents were $4.7 million at March 31, 2003, with no long-term debt. Largely due to a fluctuation in the timing of billing cycles, accounts receivable and accounts payable increased to $5.2 million and $4.8 million, respectively, but have been reduced since the close of the second quarter.

Separately, SeraCare also announced the commencement of disease-state collections for its BioBank Depository and Donor Profile System (BioBank), a proprietary database of medical information and associated blood, plasma, DNA, and RNA samples from consenting healthy and non-healthy individuals. The effort, which is initially focused on Type 2 Diabetes and Rheumatoid Arthritis, but will expand to include additional disease states, has commenced sample collection and data cataloging from individuals with these conditions. In March, SeraCare began ongoing BioBank sample collection, testing and data cataloging from healthy individuals. SeraCare anticipates the commercial availability of BioBank in the fiscal 2003 third quarter and views Type 2 Diabetes and Rheumatoid Arthritis as promising initial areas of commercial focus.

Michael Crowley, Jr., SeraCare’s CEO, said, “We achieved solid second quarter results in the face of a major order cancellation this year from a customer who made substantial orders in last year’s second quarter. Of note, during the quarter, general and administrative expenses decreased by approximately 18% from the year-ago. This level was abnormally low due to the timing of expenses and should increase as we continue to add personnel to staff our BioBank and Cell Culture Media (CCM) growth initiatives. Corresponding to those initiatives, we continue to build product supply inventories in preparation for these products’ commercial launch, which we expect in fiscal 2003 third quarter.”

Mr. Crowley continued, “Last month, we received analytical data for two CCM lines, each of which fared well against competitive products in comparative analysis. Samples from the two CCM lines are now in beta testing with two large pharmaceutical companies, an initial indication of the commercial interest we hope to generate for these products. Between BioBank and our CCM products, we believe fiscal 2003 will be a year of opportunity for SeraCare as we focus on developing and launching those product lines, including the addition of new management, marketing and sales personnel. Although it is still too early to place a value on the impact these initiatives will have on our sales and earnings, it is noteworthy that we have been able to fund these initiatives through internally generated cash flow.”

SeraCare Life Sciences Reiterates Fiscal 2003 Guidance

SeraCare continues to expect revenue to be approximately $25.4 million in fiscal 2003, compared to $25.3 in fiscal 2002. Giving effect to the impact of higher state taxation, and an expected $1.3 million in planned development expenses during the year, SeraCare anticipates fiscal 2003 net income of $2.5 million, or approximately $0.29 per diluted share. SeraCare’s fiscal 2003 financial guidance reflects costs associated with the development and launch of the BioBank and Cell Culture Media products—but does not reflect any potential revenue contributions from these initiatives.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer of human and animal-based diagnostic products and an exclusive distributor of therapeutic products and proteins to leading biotech and health care companies worldwide. Its offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, and BioBank, a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.net.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectations for the launch and success of its BioBank and Cell Culture Media offerings; and (ii) statements under the heading “SeraCare Life Sciences Reiterates Fiscal 2003 Guidance.” The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) market demand for plasma and plasma-based products, (ii) the Company’s ability to retain its existing customers and attract new ones, (iii) the Company’s ability to successfully roll out its BioBank and Cell Culture Media offerings, including acceptance of this new system and products by the Company’s current and prospective customers, (iv) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts, (v) the Company’s ability to successfully implement its growth strategy, and (vi) the Company’s ability to accurately forecast its future operating results given its short history as a stand alone public company. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2002 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Michael Crowley, Jr.	Nathan Ellingson, David Collins

Chief Executive Officer	Jaffoni & Collins Incorporated

SeraCare Life Sciences, Inc. 760/806-8922	212/835-8500 or srls@jcir.com

- tables follow-

SeraCare Life Sciences, Inc.

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Sales	$6,089	$7,285	$11,883	$13,712
Cost of sales	4,267	5,124	8,342	9,619

Gross profit	1,822	2,161	3,541	4,093
Selling general and administrative expenses	956	1,167	1,888	2,250

Income from operations	866	994	1,653	1,843
Other income	8	8	22	8

Income before income tax expense (benefit)	874	1,002	1,675	1,851
Income tax expense (benefit) (1)	85	(10)	164	13

Net income	$789	$1,012	$1,511	$1,838

Earnings per common share:
Basic	$0.11	$0.14	$0.20	$0.25

Diluted	$0.10	$0.12	$0.18	$0.22

Weighted average shares:
Basic	7,449	7,374	7,411	7,374

Diluted	8,277	8,336	8,315	8,237

(1)	For the three and six month periods ended March 31, 2003 the Company accrued tax at approximately a 10% rate mainly due to a two year California state imposed moratorium on the use of a California NOL carryforward. The income tax benefit of $9,631 and expense of $13,000 for the three- and six-month periods ended March 31, 2002 represents an accrual for federal and state alternative minimum tax.

- table follows-

SeraCare Life Sciences, Inc.

Condensed Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	As of March 31, 2003	As of September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$4,747	$4,818
Accounts receivable, net	5,159	2,168
Inventory	9,304	8,314
Prepaid expenses and other current assets	348	320

Total current assets	19,558	15,620

Property and equipment, net	1,044	856
Goodwill	3,514	3,514

Total assets	$24,116	$19,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,828	$1,958
Accrued expenses	446	755

Total current liabilities	5,274	2,713

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, no par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 25,000,000 shares authorized, 7,526,278 and 7,375,078 shares issued and outstanding, respectively	1,222	1,168
Additional paid-in capital	13,571	13,571
Retained earnings	4,049	2,538

Total stockholders’ equity	18,842	17,277

Total liabilities and stockholders’ equity	$24,116	$19,990

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